Exhibit 4.10

AMENDED AND RESTATED PURCHASE AGREEMENT

This Amended and Restated Purchase Agreement (this “Agreement”) is entered into effective as of September 18, 2003, by and among Sandra N. Tillotson (“Tillotson”), The Sandra N. Tillotson Family Trust established pursuant to the Amended and Restated Declaration of Trust executed December 16, 1998 (the “Trust”) of which Tillotson is the sole trustee (Tillotson and the Trust are sometimes referred to collectively herein as the “Seller”) and the purchasers indicated on the signature pages hereof (each, a “Purchaser” and collectively, “Purchasers”). This Agreement amends and restates the terms of the Purchase Agreement entered into and effective as of August 26, 2003, by and among Tillotson and the Purchasers, and has the effect of including the Trust as a Seller.

RECITALS

A.	Seller is the owner and record holder of at least 6,250,000 shares (the “Shares”) of Class A common stock, $.01 par value (the “Common Stock”), of Nu Skin Enterprises, Inc. (the “Company”).

B.	Upon the terms and subject to the conditions set forth in this Agreement and pursuant to Sections 4(1) and 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Seller desires to sell to Purchasers and Purchasers desire to, severally and not jointly, purchase from Seller all of Seller’s right, title and interest in and to 750,000 Shares (collectively, the “Initial Shares”).

C.	Upon the terms and subject to the conditions set forth in this Agreement and pursuant to Sections 4(1) and 4(2) of the Securities Act, Seller desires to provide Purchasers with an option to, severally and not jointly, purchase the right, title and interest in up to an aggregate of 2,000,000 Shares held by either Tillotson or the Trust (collectively, the “Call Shares”).

D.	Upon the terms and subject to the conditions set forth in this Agreement and pursuant to Sections 4(1) and 4(2) of the Securities Act, Purchasers desire to, severally and not jointly, provide Seller with an option to sell to Purchasers the right, title and interest in up to an aggregate of 3,500,000 Shares held by either Tillotson or the Trust (collectively, the “Put Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1:

“Commission” means the Securities and Exchange Commission.

“Eligible Market” means the New York Stock Exchange.

“Effective Date” means July 15, 2003.

“Trading Day” means: (a) a day on which the shares of Common Stock are traded on an Eligible Market, or (b) if the shares of Common Stock are not listed on an Eligible Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) or (c) hereof, then Trading Day shall mean a business day.

“VWAP” means, on any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg L.P., or any successor performing similar functions of reporting share prices.

2. Initial Shares. The closing of the purchase and sale of the Initial Shares (the “Closing”) shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 as soon as reasonably practicable following the second Trading Day (the “Closing Date”) immediately following a period (if any) of twelve Trading Days (which need not be consecutive), occurring after August 26, 2003, on which the VWAP for each of such twelve Trading Days equals or exceeds $10.50 (subject to equitable adjustment for stock splits, stock dividends, recombinations and similar events affecting the Common Stock after the date hereof) (each such Trading Day, a “Calculation Date”). The arithmetic average of the VWAP for each of the twelve Calculation Dates (as equitably adjusted for stock splits, stock dividends, recombinations and similar events affecting the Common Stock) shall be referred to as the “Per Share Purchase Price.” At the Closing: (x) Seller shall deliver to each Purchaser: (A) a stock certificate reflecting a number of Initial Shares equal to the product obtained by multiplying such Purchaser’s Purchase Percentage (as indicated on below such Purchaser’s signature on the signature page hereto) and 750,000 (subject to equitable adjustment for stock splits, recombinations and similar events affecting the Common Stock, the “Issuable Initial Shares”) together with a duly executed and medallion guaranteed stock power and such other instruments of transfer as such Purchaser may require in order to effectuate the sale contemplated herein, (B) the legal opinion of counsel to Seller, in a form acceptable to such Purchaser, executed by such counsel, (C) the letter agreement between Seller and the Company, in a form acceptable to such Purchaser (the “Letter Agreement”), and (D) such other consents, waivers, documents and materials as such Purchaser deems necessary or appropriate in order to consummate the transactions contemplated by this Agreement; (y) each Purchaser shall deliver an amount, in immediately available funds by wire transfer to an account designated in writing by Seller for such purpose, equal to the product obtained by multiplying such Purchaser’s Issuable Initial Shares and the sum of: (i) the Per Share Purchase Price and (ii) 3.5% of the Per Share Purchase Price (such latter amount being such Purchaser’s allocation of the aggregate fees payable by Seller to Banc of America Securities LLC in connection with the sale of such Purchaser’s Issuable Initial Shares (the “Placement Agent Fee”)), and (z) each party shall deliver to the other an executed Registration Rights Agreement, dated of even date hereof, among the Purchasers, the Company and Seller (the “Registration Rights Agreement”).

3. Option to Purchase Call Shares. During the period commencing on the Closing and terminating at 5:30 p.m. (New York time) on April 27, 2005, provided, that such date shall be extended by the number of days between the Effective Date and the Closing Date (such extended date, the “Call Termination Date”), each Purchaser shall have the option (the “Call Option”) to purchase, at any time and from time to time, all or any portion of a number of Call Shares equal to the product obtained by multiplying such Purchaser’s Purchase Percentage and 2,000,000 (subject to equitable adjustment for stock splits, stock dividends, recombinations and similar events affecting the Common Stock), at a purchase price per Call Share equal to the greater of: (i) $12.50 and (ii) 120% of the Per Share Purchase Price (in each case subject to equitable adjustment for stock splits, stock dividends, recombinations and similar events affecting the Common Stock), the “Call Price”). Each Purchaser may exercise the Call Option prior to the Call Termination Date by providing Seller, the Company and the other Purchasers written notice, via facsimile (each, a “Call Notice” and the date a Call Notice is delivered, a “Call Notice Date”), specifying the number of Call Shares to be purchased by such Purchaser. Notwithstanding anything herein to the contrary, at any time prior to 5:30 p.m. (New York time) on October 31, 2004, Seller may, on a single occasion, deliver a written notice to Purchasers indicating that during the period beginning on the 20th Trading Day following the date such written notice is delivered via facsimile (the “Blackout Commencement Date”) and up to the 30th day following the Blackout Commencement Date, Purchasers shall be precluded from delivering a Call Notice, provided, that: (i) the delivery of such written notice shall in no way affect a Call Notice delivered prior to the Blackout Commencement Date and (ii) the Call Termination Date shall be extended by the number of Trading Days during which Purchasers shall be precluded from delivering a Call Notice. Each closing of the purchase and sale of Call Shares to a Purchaser shall occur on the third Trading Day following the Call Notice Date (a “Call Date”). On each Call Date: (x) Seller shall deliver to the applicable Purchaser, a stock certificate reflecting a number of the Call Shares being purchased on such Call Date, together with a duly executed and medallion guaranteed stock power and such other instruments of transfer as such Purchaser may require in order to effectuate the sale contemplated herein, and (y) such Purchaser shall deliver an amount, in immediately available funds by wire transfer to an account designated in writing by Seller for such purpose, equal to the product of the Call Shares being purchased on such Call Date and the Call Price.

4. Option to Sell Put Shares. Subject to the terms and conditions hereof, from time to time, during the period commencing on the date on which the Initial Registration Statement (as defined in the Registration Rights Agreement) is declared effective by the Commission and terminating at 5:30 p.m. (New York time) on April 27, 2005, provided, that such date shall be extended by the number of days between the Effective Date and the Closing Date, Seller shall have the option (the “Put”), from time to time, to require each Purchaser to purchase up to an aggregate number of Put Shares equal to the product obtained by multiplying such Purchaser’s Purchase Percentage and 3,500,000 (subject to equitable adjustment for stock splits, recombinations and similar events affecting the Common Stock), at a purchase price per Put Share equal to 94% of the arithmetic average of the VWAP for each of the 12 Trading Days immediately following the Put Notice Date (as defined below) (the “Put Price”). Seller may exercise the Put by providing each Purchaser and the Company written notice (a “Put Notice” and the date a Put Notice is delivered, a “Put Notice Date”), via facsimile, specifying the number of Put Shares to be sold by Seller to each Purchaser, provided, that Seller shall only be entitled to deliver a Put Notice if on the Put Notice Date the Initial Registration Statement shall be effective and not subject to any stop orders. Each closing of the purchase and sale of Put Shares shall occur on the 14th Trading Day immediately following the Put Notice Date (the “Put Sale Date”). On each Put Sale Date: (x) Seller shall deliver to the each Purchaser, a stock certificate reflecting a number of the Put Shares being purchased on such Put Sale Date, together with a duly executed and medallion guaranteed stock power and such other instruments of transfer as such Purchaser may require in order to effectuate the sale contemplated herein, and (y) each Purchaser shall deliver an amount, in immediately available funds by wire transfer to an account designated in writing by Seller for such purpose, equal to the product of the Put Shares being purchased by such Purchaser on such Put Sale Date and the Put Price. Notwithstanding anything herein to the contrary: (i) a Put Notice may not require the purchase of an excess of an aggregate of 500,000 Put Shares (subject to equitable adjustment for stock splits, stock dividends, recombinations and similar events affecting the Common Stock) by all Purchasers and (ii) in the event that the Put Price shall equal less than $8.50 (subject to equitable adjustment for stock splits, stock dividends, recombinations and similar events affecting the Common Stock occurring between the Closing Date and the date at issue), no Purchaser shall be required to purchase Put Shares on the applicable Put Sale Date. Following the sale to Purchasers of an aggregate of 500,000 Put Shares (subject to equitable adjustment for stock splits, stock dividends, recombinations and similar events affecting the Common Stock) pursuant to the terms hereof, each Purchaser shall reimburse Seller for its legal fees in an amount equal to the product obtained by multiplying such Purchaser’s Purchase Percentage and the lesser of (i) $35,000 and (ii) 50% of Seller’s actual legal fees and expenses which are reimbursed to the Company (as evidenced by documentation acceptable to the Purchasers). Except as set forth in the immediately preceding sentence, the Purchasers shall not be required to reimburse the Seller for any other fees, whether in connection with the exercise of any additional Puts, the Call Option or otherwise.

5. Lock-Up of Shares. Seller agrees that, prior to the Call Termination Date (as such date may be extended pursuant to Section 2 hereof) and except as otherwise set forth in Sections 1 through 4 hereof, she will not, directly or indirectly, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, or enter into any agreement with respect to the foregoing (collectively, a “Disposition”) any of the Initial Shares or Call Shares (collectively, the “Restricted Shares”). The foregoing restriction is expressly agreed to preclude Seller from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Restricted Shares during the foregoing period even if such Shares would be disposed of by someone other than Seller. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Restricted Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Restricted Shares. This restriction shall be irrevocable and shall survive the death of Seller. Prior to the Closing, Seller shall require the Company to send written instructions to its transfer agent of such restrictions and direct its transfer agent to restrict any such sales in accordance therewith. In furtherance of the foregoing, and except as otherwise set forth herein, no Restricted Shares may be issued or held in electronic form and the transfer agent of the Company must be provided an irrevocable instruction in form and substance satisfactory to the Purchasers with respect to such restrictions.

6. Representations and Warranties of Seller. Seller hereby represents and warrants to each Purchaser on the date of this Agreement, on the Closing Date and on each Call Date and each Put Sale Date, as follows:

a) Authorization. This Agreement has been duly executed by Seller and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability in a proceeding in equity or at law).

b) No Conflicts. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not: (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which Seller is a party or by which any material property or asset of Seller is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Seller is subject (including federal and state securities laws and regulations), or by which any material property or asset of Seller is bound or affected. No action, consent or approval of, or filing with, any governmental authority is required in connection with the execution, delivery or performance by Seller of this Agreement (or any agreement or other document executed in connection herewith by Seller), except as specifically provided herein.

c) Ownership of the Shares. Seller is the lawful record and sole beneficial owner of the Shares to be sold hereunder (and not previously sold hereunder), free and clear of any liens, encumbrances, restrictions, security interests, claims, and rights of another (“Liens”). Except for the Call Option and the Put, the Shares are not subject to any outstanding options, warrants, calls, or similar rights of any other person. At the Closing and on each Call Date and Put Sale Date, Seller will deliver and convey the applicable Shares to each applicable Purchaser free and clear of any Liens. Seller is not aware of any third party claims with respect to the Shares.

d) Initial Issuance. The Shares were duly and validly issued by Company to Tillotson prior to January 1, 1998 and are currently held by Seller.

e) Non-Public Information. Neither Seller nor any person acting on its behalf has provided any Purchaser or its agents or counsel with any information that constitutes material, non-public information. Seller understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in the Shares.

f) General Solicitation. Seller has not offered or sold the Shares by any form of general solicitation or general advertising, including, but not limited to: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertisement.

g) No Agreements. Neither Seller nor any of its affiliates is currently a party to any agreement with the Company, relating (whether directly or indirectly) to any of the Company’s securities, other than the Registration Rights Agreement, the Letter Agreement and those agreements identified on Schedule 6(g) attached hereto.

h) Certain Fees. Except for fees to be paid by Seller to Banc of America Securities LLC in connection with the transactions contemplated by this Agreement (including, the amount of the Placement Agent Fee to be paid from the proceeds from the sale of the Initial Shares hereunder), no fees or commissions will be payable by Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. No fees or commissions will be payable by any Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement (but, as provided in Section 2 above, the Purchasers will pay an amount to Seller that will in turn be paid to Bank of America Securities LLC, to satisfy the Placement Agent Fee with respect to the sale of the Initial Shares).

i) Trust. Tillotson is the sole trustee of the Trust and no other person or entity has control over or otherwise manages the Trust.

7. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to Seller, with respect to itself and no other Purchaser, on the date of this Agreement, on the Closing Date, on each Call Date applicable to it and each Put Sale Date applicable to it as follows:

a) Authorization. Such Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by such Purchaser and the consummation by it of the transaction contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser and no further action is required by such Purchaser. This Agreement has been duly executed by such Purchaser and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability in a proceeding in equity or at law).

b) No Conflicts. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby does not and will not: (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which such Purchaser is a party or by which any material property or asset of Seller is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of such Purchaser is bound or affected. No action, consent or approval of, or filing with, any governmental authority is required in connection with the execution, delivery or performance by such Purchaser of this Agreement (or any agreement or other document executed in connection herewith by such Purchaser).

c) Investment Intent. Such Purchaser is acquiring the applicable Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Shares sold to it for any period of time. Such Purchaser is acquiring the Shares sold to it hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any individual, entity or group to distribute any of the Shares sold to it hereunder.

d) Purchaser Status. Such Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser is not registered as a broker-dealer.

e) Experience of the Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares sold to it hereunder. Such Purchaser is able to bear the economic risk of an investment in the Shares sold to it hereunder and, at the present time, is able to afford a complete loss of such investment.

f) Access to Information. Such Purchaser acknowledges that it has had (i) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (ii) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller and the Company concerning the terms and conditions of the offer and sale of the Shares and the merits and risks of investing in the Shares; and (iii) the opportunity to obtain such additional information (other than material non-public information) that Seller possesses or could have acquired without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of Seller’s representations and warranties contained herein.

g) General Solicitation. To the best of its knowledge, such Purchaser is not purchasing the Shares sold to it hereunder as a result of any advertisement, article, notice or other communication regarding the Shares sold to it hereunder published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

8. Non-Public Information. Seller covenants and agrees, and each Purchaser acknowledges, that neither Seller nor any other person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that constitutes material non-

public information. Seller understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in the Shares.

9. Entire Agreement. This Agreement contains the entire agreement between Seller and the Purchasers with respect to the subject matter hereof and no oral statements or prior written matter not specifically incorporated in this Agreement shall be of any force and effect. No amendment, modification or change to this Agreement shall be binding on either party unless set forth in a document executed by the parties.

10. Indemnity. Seller and each Purchaser shall indemnify and hold harmless the other, and the other’s directors, officers, and principals, from and against any and all losses, expenses and damages arising out of a failure of any representation or warranty of such party contained in this Agreement to be true and correct, including reasonable attorneys fees.

11. Further Assurances. Seller and Purchasers agree to execute and deliver such other documents and perform such other acts as may reasonably be considered to be necessary to effectuate the intent and purpose of this Agreement.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective legal representatives, successors and assigns. Except as specified in the immediately preceding sentence, no third party or creditor of any party shall have any rights in respect of this Agreement or the transactions contemplated hereby.

13. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated hereby shall be commenced exclusively in the state and federal courts sitting in The City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or in an inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

14. Independent Nature of Purchasers. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. The decision of each Purchaser to purchase Shares pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Seller or the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

16. Rights and Obligations of Seller. The obligations of Tillotson and the Trust as Seller hereunder are joint and several. Any rights of Seller hereunder may be exercised by either Tillotson or the Trust but not both parties.

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IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Purchase Agreement as of the day and year first above written.

SELLER:

SANDRA N. TILLOTSON

/s/ SANDRA N. TILLOTSON

THE SANDRA N. TILLOTSON FAMILY TRUST

By:	/s/ SANDRA N. TILLOTSON

Sandra N. Tillotson, Trustee

Address for Notice:

Sandra N. Tillotson 3500 Deer Hollow Sandy, Utah 84092

with a copy to:

Snell & Wilmer LLP 15 West South Temple, Suite 1200 Salt Lake City, UT 84101 Attn: P. Christian Anderson Telefax: (801) 257-1800

[Additional Signatures to Follow]

PURCHASERS:

MAINFIELD ENTERPRISES INC.

By:	/s/ AVI VIGDER

Name: Avi Vigder Title: Authorized Signatory

Purchase Percentage: 53.33% Address for Notice:

660 Madison Avenue, 18th Floor New York, New York 10022 Attn: Avi Vigder Eldad Gal Telefax: (212) 651-9010

with a copy to:

Bryan Cave LLP, 1290 Avenue of the Americas New York, New York 10104 Attn: Eric L. Cohen Telefax: (212) 651-9010

[Additional Signatures to Follow]

CRANSHIRE CAPITAL, L.P.

By:	DOWNSVIEW CAPITAL INC. Its General Partner

By:	/s/ MITCHELL P. KOPIN

Name: Mitchell P. Kopin Title: President

Purchase Percentage: 20.01% Address for Notice:

666 Dundee Road, Suite 1901 Northbrook, IL 60062 Attn: Mitchell P. Kopin Telefax: (847) 562-9031

with a copy to:

Bryan Cave LLP, 1290 Avenue of the Americas New York, New York 10104 Attn: Eric L. Cohen Telefax: (212) 651-9010

[Additional Signatures to Follow]

SMITHFIELD FIDUCIARY LLC

By:	/s/ ADAM J. CHILL

Name: Adam J. Chill, Authorized Signatory

Purchase Percentage: 26.66% Address for Notice:

c/o Highbridge Capital Management, LLC 9 West 57th Street, 27th Floor New York, New York 10019 Attn: Ari J. Storch Adam J. Chill Telefax: (212) 751-0755

Schedule 6(g)

1. Seller is a party to an engagement letter with Bank of America Securities LLC and the Company, dated March 10, 2003.

2. Seller is a party to an Amended and Restated Stockholders Agreement dated as of November 28, 1997, as amended by Amendment No. 1 dated as of March 8, 1999 and Amendment No. 2 dated as of May 13, 1999.

3. Seller will agree to be bound by the Lock Up and Registration Rights Agreement among the Company and various shareholders named therein, originally dated effective as of July 26, 2002, upon the later of (i) the Closing and (ii) such date as all other required parties to such agreement have executed and delivered such agreement. Once effective against Seller, this agreement will supersede the agreement referenced in item 2 above.

4. Seller is a party to a lock-up agreement with the Company, dated August 27, 2003, entered into in connection with this transaction.